Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-50912, 333-88313, 333-106325, 333-153740 and 333-153741 of Edgewater Technology, Inc. on Form S-8 of our report dated July 22, 2009 related to the financial statements of Fullscope, Inc. (the “Company”) as of and for the years ended December 31, 2008 and 2007 (which report is unqualified and contains an explanatory paragraph regarding the restatement of the Company’s 2007 financial statements to reflect a correction in the allocation of income between tax jurisdictions) appearing in this Current Report on Form 8-K/A of Edgewater Technology, Inc. dated March 19, 2010.

/s/ HUGHES PITTMAN & GUPTON, LLP

Raleigh, North Carolina

March 19, 2010